UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 2, 2010

CIBER, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13103	38-2046833
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

6363 South Fiddler’s Green Circle, Suite 1400, Greenwood Village, Colorado	80111
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 220-0100

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Item 1.02.  Termination of a Material Definitive Agreement.

Item 5.02(e).  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 2, 2010, CIBER, Inc. (“CIBER” or the “Company”) entered into an Executive Transition Agreement (the “Agreement”) with Mac J. Slingerlend in connection with Mr. Slingerlend’s separation from the Company as its president, chief executive officer and secretary and his resignation as a director of the Company and its subsidiaries as previously disclosed in the Form 8-K filed by CIBER on April 12, 2010.

The payments and benefits accruing to Mr. Slingerlend under the Agreement are in lieu of any other payments or benefits to which Mr. Slingerlend would be entitled under his employment agreement (filed as Exhibit 99.1 to CIBER’s Form 8-K on April 1, 2005) for termination without cause or otherwise, and all other agreements between him and the Company, including his employment agreement, his Change of Control Agreement (pursuant to the Company’s Change of Control Plan (a form of which was filed as Exhibit 10.18 to CIBER’s Form 10-K on March 27, 2003)) and his retirement salary continuation plan (filed as Exhibit 99.2 to CIBER’s Form 8-K on April 1, 2005) were terminated and superseded by the Agreement.

The Company and Mr. Slingerlend entered into the Agreement in consideration of mutual releases, certain cash payments, Mr. Slingerlend’s agreement to certain restrictive covenants and his surrender of 1.25 million stock options, among other agreements described below. The material terms of the Agreement are summarized as follows:

(i)            Mr. Slingerlend will release the Company from any and all claims against the Company regarding any act or omission occurring on or prior to the date of the Agreement, and the Company will release Mr. Slingerlend from any and all claims against Mr. Slingerlend regarding any act or omission relating to Mr. Slingerlend’s employment with the Company or separation therefrom.

(ii)           Mr. Slingerlend will continue as an employee with the honorary role as “president emeritus” and will continue to receive a base salary at the annual rate of $650,000 through December 31, 2010;

(iii)          Following December 31, 2010, assuming he is not terminated for cause, complies with certain non-competition, non-solicitation and non-interference covenants, and provides a legal release to the Company at that subsequent date, the Company will pay Mr. Slingerlend lump sum payments of (i) $310,525, which is an amount equal to 50% of Mr. Slingerlend’s projected maximum bonus amount for 2010, and (ii) $2,542,100, which is an amount equal to two times his base salary plus his maximum bonus amount for 2010.  After August 2, 2011, (subject to the conditions referenced above) he will also receive $2,718,000 in connection with the termination of his retirement salary continuation plan;

(iv)          Approximately 1.25 million stock options held by Mr. Slingerlend will be cancelled, and the vesting of approximately 165,200 stock options and 97,500 restricted stock units will be accelerated, including 50% of his equity grants for 2010, the other 50% of which were cancelled.  Mr. Slingerlend may exercise his remaining stock options at any time prior to the original expiration date for such options;

(v)           The Company will pay certain health insurance premiums on behalf of Mr. Slingerlend and his spouse for up to 36 months following the termination of his employment, and will transfer and assign certain life insurance policies to Mr. Slingerlend and certain long-term care insurance policies to him and his spouse.  Mr. Slingerlend will also be entitled to receive miscellaneous other benefits, including payment of certain 2010 country club membership fees and payment of legal expenses associated with the Agreement;

(vi)          The Company will indemnify Mr. Slingerlend from payment of principal and accrued interest associated with Mr. Slingerlend’s $200,000 promissory note payable to the Company’s former Chairman of the Board of Directors in the event that such promissory note is not cancelled; and

(vii)         Mr. Slingerlend also agreed to certain restrictive covenants regarding non-competition, non-solicitation and non-interference with CIBER and its clients for a period of 18 months beginning April 12, 2010 and non-solicitation of CIBER’s employees, consultants and independent contractors for a period of 18 months beginning on the date of termination of his employment with the Company.

The foregoing description of the terms of the Agreement is qualified in its entirety by reference to the Executive Transition Agreement, dated August 2, 2010, between CIBER, Inc. and Mac J. Slingerlend attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01(d).  Exhibits.

(d)           Exhibits.

10.1         Executive Transition Agreement, dated August 2, 2010, between CIBER, Inc. and Mac J. Slingerlend.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

CIBER, INC.

Date: August 2, 2010	By:	/s/ Peter H. Cheesbrough
	Name:	Peter H. Cheesbrough
	Title:	Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

10.1	Executive Transition Agreement, dated August 2, 2010, between CIBER, Inc. and Mac J. Slingerlend.